Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235780

PROSPECTUS SUPPLEMENT NO. 7

To Prospectus dated February 10, 2020

9,321,593 Shares of Common Stock

This prospectus supplement no. 7 supplements the prospectus dated February 10, 2020, or the Prospectus, relating to the proposed resale or other disposition from time to time of up to 9,321,593 shares of DermTech, Inc., or the Company, common stock, $0.0001 par value per share, or the Common Stock, as follows: (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement (as defined in the Prospectus), of which 3,076,925 shares of Common Stock were issued in connection with a private placement, or the PIPE Financing, consummated in connection with the Company’s Business Combination (as defined in the Prospectus); (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying certain outstanding warrants, or the Warrants, that were issued in connection with the Warrant Agreement (as defined in the Prospectus) and are held by certain selling securityholders. The Company is not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders, except that the Company may receive up to approximately $3,227,245 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the Warrants.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 26, 2020.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

The selling securityholders or their assignees or successors-in-interest may offer and sell the shares of Common Stock described in the Prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of Common Stock in the section titled “Plan of Distribution” appearing in the Prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “DMTK.” On June 25, 2020, the last reported sale price of our Common Stock was $14.90 per share.

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AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 29 OF PROSPECTUS SUPPLEMENT NO. 5,

DATED MAY 13, 2020, TO THE PROSPECTUS.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is June 26, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2020

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 450-4222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Equity Awards

On June 24, 2020, the Compensation Committee of the Board of Directors of DermTech, Inc., or the Company, granted options to purchase Company common stock, or Options, and restricted stock units representing the contingent right to receive Company common stock, or RSUs, to certain executive officers of the Company under the DermTech, Inc. 2020 Equity Incentive Plan, or the 2020 EIP. Additionally, on June 24, 2020, the Compensation Committee recommended that the Board of Directors grant Options and RSUs to John Dobak, M.D., the Company’s Chief Executive Officer. The Board of Directors granted such Options and RSUs to Dr. Dobak on June 25, 2020.

The following table sets forth the number of shares underlying the RSUs and Options that were awarded to the Company’s principal financial officer and named executive officers (including the Company’s principal executive officer):

Name	Position	Options	RSUs
John Dobak	Chief Executive Officer	107,215	60,916
Kevin Sun	Chief Financial Officer	35,108	19,947
Burkhard Jansen	Chief Medical Officer	22,655	12,872
Todd Wood	Chief Commercial Officer	28,077	15,952

The Options awarded to Mr. Sun, Dr. Jansen and Mr. Wood have an exercise price of $14.88 per share. One quarter of such Options vest on June 24, 2021 and the remaining three quarters vest in equal monthly installments over the three years following June 24, 2021, subject to the respective recipient’s continued service and to certain acceleration events described in the respective award agreements.

The Options awarded to Dr. Dobak have an exercise price of $14.90 per share. One quarter of such Options vest on June 25, 2021 and the remaining three quarters vest in equal monthly installments over the three years following June 25, 2021, subject to his continued service and to certain acceleration events described in his award agreement.

One quarter of the RSUs awarded to Dr. Dobak, Mr. Sun, Dr. Jansen and Mr. Wood vest on June 10, 2021 and the remaining three quarters vest in equal quarterly installments over the three years following June 10, 2021, subject to the respective recipient’s continued service and to certain acceleration events described in the respective award agreements.

The applicable forms of executive Option and RSU award agreement and grant notice under the 2020 EIP provide that the Options or RSUs, as applicable, will vest in full if the executive is terminated other than for cause, death or disability, or if the executive resigns for good reason, in either case during a period beginning three months prior to and ending 18 months following a change in control of the Company (or, in the case of Mr. Sun, alternatively within 18 months following a change in the Company’s chief executive officer).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.

Date: June 26, 2020	By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer